UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2016

Special Diversified Opportunities Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22400	56-1581761
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Concord Pike, Suite 301 Wilmington, DE		19803
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(302) 824-7062

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2016, Ian W. Estus was elected to the Board of Directors (the “Board”) of Special Diversified Opportunities Inc. (the “Company”), effective immediately, to fill a newly created vacancy in Class II of the Board. Mr. Estus’s term is scheduled to expire at the Company’s annual meeting of stockholders to be held in 2016.

Mr. Estus, 41, has been the Managing Director of Investments of HC2 Holdings, Inc. (NYSE: HCHC), a diversified holding company with investments in various industries including manufacturing, marine services, insurance, utilities, telecommunications and life sciences, since May 2014. Prior to joining HC2, Mr. Estus was a Senior Vice President at Five Island Asset Management, a subsidiary of HRG Group, Inc. (NYSE: HRG), from April 2013 to May 2014. Prior to joining Five Island, Mr. Estus spent eleven years at Harbinger Capital Partners LLC where he served in various capacities as a trader and assisting in management of the portfolio. Prior to joining Harbinger Capital in 2002, Mr. Estus was a Trading Assistant in the Smith Barney Asset Management High Yield Investments Group. Prior to that role, Mr. Estus served as a Fund Accountant in the Mutual Fund Accounting Group of Smith Barney Asset Management. Mr. Estus received a B.S. in Business Administration with a Concentration in Accounting from the State University of New York at Buffalo.

Effective upon joining the Board, Mr. Estus became eligible to receive the standard compensation provided by the Company to its other non-employee directors, which includes an annual base retainer of $15,000, payable quarterly in cash, no payments for meeting attendance, and additional annual payments for serving as Chairman of the Board ($10,000), Lead Outside Director (if any) ($5,000), Audit Committee Chair ($5,000), Compensation and Nominating & Corporate Governance Committee Chairs ($3,000) and Committee membership (non-Chair) ($1,500). In addition, Mr. Estus would be eligible to receive grants of equity compensation in line with any received by other non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Special Diversified Opportunities Inc.

August 2, 2016	By:	/s/ Kevin J. Bratton
Name: Kevin J. Bratton
Title: Chief Financial Officer